EXHIBIT 99.1

 CHINA IVY SCHOOL, INC. REPORTS STRONG REVENUE, OPERATING MARGIN, AND NET INCOME

                 Management Reiterates 2007 Fiscal Year Guidance

SHENZHEN CITY, China (May 16, 2007) - China Ivy School, Inc. (OTBCC: CIVY) announced in its 10-QSB, issued on May 15, 2007 significant operational and financial progress in the quarter ended March 31, 2007. The company's form 10-QSB can be accessed on the company's web site and www.sec.gov.

Referring to the accomplishments of the company, Yongqi Zhu, Director and Chief Executive Officer of China Ivy School, Inc. (CIS) noted, "As expected, we continued to increase our enrollment in the first quarter of 2007. We also exceeded our internal expectations for our Kindergarten enrollment, which we only recruit for during the first quarter of each year. We rely heavily on our reputation, and the increase we've seen in new or returning students further proves that our approach to private education in China is a successful one."

Mr. Zhu continued, "Our increase in revenue, the expansion of our margins, and the effectiveness of our cost-management strategy have made us even more confident that we will meet or exceed our 2007 financial guidance we made available last month. Unlike most sectors, education revenue is mostly derived and recognized during the second half of the calendar year when the bulk of enrollment is achieved and tuition and enrollment fees are received. While CIS does generate revenue during the first and second quarter, this revenue does not offer an accurate reflection of the full year."

On April 11, 2007, China Ivy provided a full year 2007 guidance range for revenue and net income of $6.45 - $6.7 million and $2.95 - $3.01 million, respectively.

Net revenue for the quarter ended March 31, 2007 was $1,386,619 compared to $670,738 for the quarter ended March 31, 2006, an increase of $715,881, or approximately 106.7%. Net income increased $607,542 from the year earlier quarter.

Jian Xue, the Chief Financial Officer of China Ivy Schools said, "The one financial metric that we are most proud of is our operating margin. For the first quarter of 2006, CIS delivered an operating margin of 23.7% versus 57.2% during this quarter. This increase demonstrates the scalability we are able to achieve as we continue to increase our enrollment."

The following table presents the statement of operations for the three months ended March 31, 2007 as compared to the comparable period of three months ended March 31, 2006.

                                                   Q1 2007            Q1 2006
-------------------------------------------------------------------------------
Net Revenue                                      $ 1,386,619        $   670,738

Operating Expense
   Depreciation                                      110,296             76,116
   SG&A Expenses                                     486,195            435,678
                                                 -----------        -----------
         Total Operating Expenses                    593,491            511,794

Income From Operations                               793,128            158,943
                                                 ===========        ===========

Other (Income) Expense
   Interest Income                                   (15,564)              (582)
   Misc. (Income) Expense                                 --              1,560
   Interest Expense                                  236,933            193,749
                                                 -----------        -----------
         Total Other Income                          221,369            194,727
                                                 -----------        -----------

Net Income                                       $   571,759        $   (35,784)
-------------------------------------------------------------------------------

About China Ivy School, Inc.

China Ivy School, Inc. is a private education institution located in the city of Suzhou and the Jiangsu province of China. Organized under the law of China, China Ivy School, Inc. has educational accreditations from Jiangsu Educational Commitment, Suzhou Municipal Education Bureau, and the Suzhou Education Committee. As of December 31, 2006, China Ivy School had a cumulative enrollment of 1,910 students within its Kindergarten, Elementary, Junior High, and High School programs. In addition to their core business model, China Ivy also offers an international school along with strategic relationships with similar institutions in Australia, Hong Kong, New Zealand, and the United Kingdom. It is from these strategic international relationships that the Company offers a highly popular foreign exchange program, a unique competitive advantage over others in its marketplace. Further, the school's individualized study plan and its 6:1 student-to-teacher ratio allow the Company to attract a high-caliber student and employ and retain a diverse and talented staff of educators. For further information, please visit the company's website at www.chinaivyschool.com.

Contacts:

China Ivy School, Inc.                     The Investor Relations Group
----------------------                     ----------------------------
Boya Li, 310-441-1882                      Investor Relations: Joseph M. Kessler
boyali@chinaivyschool.com                  Media: Bill Douglass / Rachel Anscher
                                           Phone: 212-825-3210

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.